 Exhibit 10.02

June 28, 2013

Daniel E. Della Flora

18131 Riverside Circle

Huntington Beach, CA 92648

Dear Daniel:

I am pleased to extend to you an offer of employment with ReachLocal, Inc. (the “Company”) as Senior Vice President, Accounting. In this capacity, you will initially be reporting directly to the Company’s Chief Financial Officer.

Now, let me clarify the following important points concerning the terms of your employment:

1.         Commencement of Employment. Your employment with the Company will commence on July 15, 2013. From July 15, 2013 through July 28, 2013 (the “Transition Period”), you will be a part-time employee, required for at least three (3) days, on dates which shall be mutually agreed upon between you and the CFO. You shall commence your full-time employment with the Company on July 29, 2013 (the “Commencement Date”).

2.         Promotion. Effective as of the Commencement Date, you will be promoted to Senior Vice President, Chief Accounting Officer.

3.         Compensation.

(a)        Initial Rate. During the Transition Period, the Company will pay you at the rate of $1,200 per day, payable in accordance with the Company’s normal payroll procedures.

(b)        Base Compensation. Effective as of the Commencement Date, the Company will pay you a base salary at the rate of $300,000 per year (the “Base Salary”), payable in accordance with the Company’s normal payroll procedures. The Base Salary is subject to modification during your employment in accordance with the Company’s practices, policies and procedures.

(c)        Bonus Compensation. During your employment with the Company you will be eligible to receive an annual bonus of up to 30% of your Base Salary, consistent with the Company’s bonus plan for senior management, which will be pro-rated from the Commencement Date for 2013. Payment of the bonus will be subject to the sole discretion of the Company, and nothing contained in this Letter confers upon you any right to an annual bonus in any year. The bonus, if any, will be payable in accordance with the Company’s end-of-year bonus payroll procedures.

21700 Oxnard Street; Suite 1600; Woodland Hills, CA 91367

O: 818.936.9906; Fax: 818.337.7109

Daniel R. Della Flora

June 28, 2013

(d)        Stock Option. Subject to the approval of the Compensation Committee of the Company’s Board of Directors, the Company will grant you a non-qualified stock option to purchase 50,000 shares of the Company’s common stock (the “Option”) following the Commencement Date. The per share exercise price of the Option will be equal to 100% of the fair market value of a share of the Company’s common stock on the date of grant, as determined by the Board or the Compensation Committee in accordance with the Company’s Amended and Restated 2008 Stock Incentive Plan (the “Plan”). The Option will vest with respect to 25% of the shares subject to the Option on the first anniversary of the grant date, and will vest with respect to 1/48th of the shares on each monthly anniversary of the Grant Date thereafter, subject to your continued employment with the Company through the applicable vesting date. The shares subject to the Option will also be subject to any applicable accelerated vesting provisions set forth in the Severance Policy (as defined below) or the Plan. The terms and conditions of the option shall be set forth in an option agreement in a form prescribed by the Company.

4.         Severance Policy. Effective as of the Commencement Date, you will be eligible to participate in the Company’s Change in Control and Severance Policy for Senior Management (the “Severance Policy”), a copy of which is attached hereto as Exhibit A, as a Group B Participant (as such term is defined in the Severance Policy).

5.         Relocation to Los Angeles, California.

(a)        Relocation Timing. You agree to relocate your residence to the Los Angeles, California greater metropolitan area by June 30, 2014 (the “Relocation Date”).

(b)        Temporary Housing. Until the earlier of the Relocation Date or the date that you have moved to Los Angeles, the Company shall provide you with a one bedroom or studio apartment at the Oakwood Apartments in Woodland Hills, California (or other similar temporary accommodations) (the “Temporary Housing”).

(c)        Relocation Reimbursement. Provided that you commence employment with the Company, the Company will pay or reimburse you for all reasonable expenses associated with your relocation in a total amount not to exceed $45,000 (the “Relocation Amount”), incurred by you no later than June 30, 2014 and during your employment in connection with your relocation from Huntington Beach to Los Angeles, including the Temporary Housing expenses. If you are terminated for Cause (as defined in the Severance Policy) or you voluntarily resign other than for Good Reason (as defined in the Severance Policy) prior to the one year anniversary of your Commencement Date, you will be obligated to reimburse the Company in an amount equal to the Relocation Amount (or such lesser amount as the Company actually provided for your relocation) multiplied by fraction, the numerator of which is the number of months until the first anniversary of the Commencement Date and the denominator of which is 12.

(d)       Tax Considerations.

(i)      You acknowledge that to the extent such relocation expenses, including for the Temporary Housing, are considered taxable income, you are responsible for such taxes.

Daniel R. Della Flora

June 28, 2013

(ii)      To the extent that any payments or reimbursements provided to you under this Letter (including this section 4) are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, in no event will such payments or reimbursements be made later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year will not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and your right to such payments or reimbursement will not be subject to liquidation or exchange for any other benefit.

6.         Benefits. You will be eligible to participate in all savings and retirement plans, and all group welfare benefit plans (including, if applicable, medical, dental, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company from time to time which are applicable to the Company’s senior executive officers, subject to the terms and conditions of such plans. Coverage under these plans will commence as of the Commencement Date. Notwithstanding the foregoing, nothing herein is intended, or shall be construed to require the Company to institute or continue any, or any particular, plan or benefits.

7.         Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, any amounts paid or payable under this Letter (including, without limitation, amounts paid prior to the effectiveness of such law or listing standards) will be subject to forfeiture, repayment or recapture as determined by the Company in its discretion.

8.         Nature of Employment. Your employment with the Company will be at-will, meaning that your employment is not for a specified period of time and can be terminated by you or the Company at any time, with or without cause and with or without notice.

9.         Miscellaneous. As a condition of your employment with the Company, you will furnish and will continue to furnish the Company with all necessary documentation that will satisfy the requirements of the Immigration Reform and Control Act of 1986. You will also be required to sign the Company’s Employment, Confidential Information, and Invention Assignment Agreement (the “Non-Disclosure Agreement”) and the Company’s Arbitration Agreement. Such documentation must be provided to us within three (3) business days of the beginning of the Transition Period, or our employment relationship with you may be terminated.

Furthermore, in your work for the Company and its subsidiaries, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have any obligation of confidentiality.  You agree that you will not bring onto the Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

You will also adhere to all enforceable post-termination restrictive covenants (such as non-solicit obligations) that you may be subject to as the result of your agreements with any prior employers and you have provided the Company with copies of any such agreements in advance of signing this letter.

To indicate your acceptance of the terms and conditions set forth in this Letter, please sign and date this Letter in the space provided below and return it to Adam Wergeles within three (3) business days of this Letter’s date. This Letter may not be modified or amended except by a written agreement, signed by the Company and by you, except that the Company may, in its sole discretion, adjust salaries, incentive compensation, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

Daniel R. Della Flora

June 28, 2013

We look forward to continuing to work with you.

Sincerely,
ReachLocal, Inc.

/s/ Ross G. Landsbaum
Ross G. Landsbaum, Chief Financial Officer

I hereby accept employment with ReachLocal, Inc. on the terms set forth in this Letter. I acknowledge that the terms described in this letter, together with the Non-Disclosure Agreement and the Arbitration Agreement, set forth the entire understanding between us and no promises, representations or commitments have been made to me concerning my employment with ReachLocal, Inc. other than those set forth in this Letter.

ACCEPTED AND AGREED TO this 28th day of June, 2013:

/s/ Daniel E. Della Flora
Daniel E. Della Flora

Exhibit A

Change in Control and Severance Policy

21700 Oxnard Street; Suite 1600; Woodland Hills, CA 91367

O: 818.936.9906; Fax: 818.337.7109